Exhibit 10.1

EXCLUSIVE DIGITAL MARKETING SERVICES AGREEMENT

Effective Date:           11/10/2026

This Exclusive Digital Marketing Services Agreement (the “Agreement”) is entered into by and between Mobiquity Technologies, Inc. (“Mobiquity”) and Intercept Music, Inc. (“Intercept”), each a “Party” and together the “Parties.”

1.	Appointment and Strategic Purpose

Intercept hereby appoints Mobiquity as its exclusive digital marketing services partner for the Term, and Mobiquity accepts such appointment. The Parties intend to make Mobiquity’s GrowthOS™ customer acquisition and digital marketing capabilities available to Intercept’s existing roster of more than 1,000 artists and to additional artists joining the platform during the Term. Intercept will designate Mobiquity as its preferred and exclusive provider for in-scope digital marketing services offered, recommended, or coordinated by Intercept for its artists.

2.	Scope of Services

Services may include digital audience research, campaign strategy, media planning and buying, performance advertising, campaign optimization, reporting, attribution, and associated audience and data services, as supported by GrowthOS™ and agreed in individual campaign orders. Specific deliverables, platforms, budgets, approvals, schedules and performance indicators will be established in written statements of work, insertion orders or campaign authorizations (each, a “Campaign Order”). No Campaign Order binds either Party until accepted by both Parties.

3.	Commercial Rollout and Artist Access

Within 30 days after the Effective Date, the Parties will identify operating contacts, approve a standardized artist offering and onboarding process, and establish a joint outreach calendar. Intercept will introduce and actively promote the offering to its artist roster through commercially reasonable channels and provide Mobiquity a reasonable opportunity to present proposals to interested artists. The Parties will conduct monthly pipeline and campaign reviews and work in good faith toward progressive adoption across the roster. Each artist’s participation, spend and campaign launch remain subject to artist consent, applicable approvals and an accepted Campaign Order.

4.	Pricing and Payment

The anticipated recurring GrowthOS™ service fee is $1,000 to $2,000 per participating artist per month, depending on the selected service package and scope, unless a Campaign Order specifies otherwise. Advertising/media expenditures, third-party data charges, platform or pass-through charges, taxes and approved production costs are additional and will be separately itemized or described in each Campaign Order. No media purchases will be undertaken without authorized budget approval. Unless otherwise specified in a Campaign Order, recurring service fees are invoiced monthly in advance and payable within 15 days; approved media and data costs are prepaid or billed as set out in the applicable Campaign Order. The Campaign Order shall identify the paying party (Intercept or the artist), and Intercept is not liable for an artist’s obligations unless Intercept expressly accepts that responsibility in writing.

5.	Twelve-Month Commercial Opportunity

The Parties acknowledge that Intercept’s roster of more than 1,000 artists creates a significant potential market for the Services. At the indicative service-fee range above, participation by 200, 300 or 500 artists for a full 12 months would correspond, respectively, to approximately $2.4–$4.8 million, $3.6–$7.2 million, or $6.0–$12.0 million in aggregate service fees, before media, data and other charges. These figures are illustrative opportunity scenarios only, are not guaranteed revenue. Revenue is earned only under accepted Campaign Orders and applicable accounting requirements.

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6.	Basis for Collaboration

The Parties enter into this Agreement following prior collaborative marketing campaigns that demonstrated encouraging digital advertising efficiency and audience engagement. The Parties view these results as a basis for expanding their relationship and making GrowthOS™ available more broadly. Historical campaign outcomes do not guarantee comparable results for any future artist, platform or campaign; any external use of specific performance statistics requires mutual written approval and substantiation.

7.	Limited Exceptions

Notwithstanding the exclusive appointment, Intercept may accommodate discrete circumstances involving services materially outside Mobiquity’s then-current capabilities, a documented artist-directed requirement for another provider, or a special engagement for which Mobiquity is unable to provide the requested services on commercially reasonable terms or within a reasonable required timeframe. Intercept will, where practicable and subject to artist instructions, first give Mobiquity an opportunity to address the requirement. Such exceptions are limited to the applicable engagement and do not alter Mobiquity’s general exclusive designation.

8.	Term; Renewal; Termination

The initial Term is 12 months beginning on the Effective Date. The Parties may renew by mutual written agreement. Either Party may terminate for a material breach not cured within 30 days after written notice, or immediately upon the other Party’s insolvency, unlawful conduct materially affecting performance, or a material violation of applicable advertising or privacy law. Termination does not cancel accrued payment obligations or accepted Campaign Orders unless the relevant Campaign Order provides otherwise; the Parties will agree on an orderly wind-down of active campaigns and committed thirdparty expenditures.

9.	Responsibilities and Compliance

Mobiquity will perform accepted Services professionally and in accordance with applicable law and platform requirements. Intercept will obtain necessary artist permissions for introductions, creative assets, audience information and campaign approvals. Each Party is responsible for its own compliance with applicable privacy, data protection, intellectual-property, advertising endorsement and consumer-protection requirements. Neither Party may bind the other to third-party spending without prior written authorization.

10.	Intellectual Property; Data; Confidentiality

Each Party retains its pre-existing intellectual property. GrowthOS™, Mobiquity software, methods and proprietary technology remain Mobiquity property; artist music, names, likenesses and supplied creative remain with their respective owners. Campaign data use, access and retention will be governed by applicable Campaign Orders, privacy notices and law. Each Party shall protect nonpublic commercial, financial, technical and artist information received from the other and use it only to perform this Agreement, except as legally required.

11.	General Provisions

The Parties are independent contractors. This Agreement does not establish a partnership, joint venture, agency, acquisition obligation or employment relationship.

Amendments must be in writing signed by both Parties. Neither Party may assign this Agreement without the other’s consent, not unreasonably withheld, except to a successor in a bona fide merger or sale of substantially all relevant assets. This Agreement and accepted Campaign Orders constitute the entire agreement concerning the Services; in a conflict, this Agreement governs unless the Campaign Order expressly states otherwise. Governing Law: State of New York. Notices shall be sent to the addresses or emails designated by the Parties in writing. Electronic signatures and counterparts are permitted.

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IN WITNESS WHEREOF, the Parties execute this Agreement as of the Effective Date above.

MOBIQUITY TECHNOLOGIES, INC.

By:	/s/ Dean Julia	Date:	11/10/2026

Name:	Dean Julia	Title:	CEO

INTERCEPT MUSIC, INC.

By:	/s/ Ralph Tashjian	Date:	11/10/2026

Name:	Ralph Tashjian	Title:	Chairman

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